Exhibit 4.13


                           AMENDMENT NO. 1
                      Dated as of June 22, 1998
                                 to
                 MASTER LEASE AND SECURITY AGREEMENT
                               between
                        Rite Aid Realty Corp.
                                 and
                           RAC Leasing LLC

      Amendment No. 1, dated as of June 22, 1998 ("Amendment No.
1"), between RAC Leasing LLC, a Wyoming limited liability company, as lessor ("Lessor"), and Rite Aid Realty Corp., a Delaware corporation, as lessee ("Lessee"), amending the Lease referred to below.

      WHEREAS, Lessor and Lessee have heretofore entered into a Master Lease and Security Agreement, dated as of March 19, 1998
(the "Lease"); and

      WHEREAS, Lessor and Lessee wish to amend the Lease as hereinafter provided;

      NOW, THEREFORE, Lessor and Lessee hereby agree as follows:

      1. Section 7.4 of the Lease is hereby amended by adding a new subsection (b) thereto as follows:

                  "(b) Surety Fee. The Lessee shall pay to the
                  Lessor for the period (including any portion thereof when the Lessor's obligations pursuant to Section 3.1 are suspended by reason of the Lessee's inability to satisfy any condition of
                  Article IV), commencing on July 15, 1998 and ending on the Final Payment Date, a surety fee (the "Surety Fee") as set forth in Appendix 2 hereof."

      2. Section 31.1(b) of the Lease is hereby amended by deleting clause (iv) of subsection (b) thereof and inserting in its place the following:

            "(iv) all Transaction Expenses incurred by the Lessor, the Receivable Purchaser, the Collateral Agent, the Conduits, the Liquidity Agent, the Liquidity Providers and the Surety Providers in respect of enforcement of any of their rights or remedies against the Lessee or the Guarantor in respect of the Operative Documents."

      3. Annex 1 to the Lease, consisting of the Description of Initial Leased Assets, is amended to read in its entirety as set forth in Annex 1 to this Amendment No.
1.
      4. Appendix 1 to the Lease, Definitions and Interpretations is hereby amended as follows:

            (a a new defined term "Eligible Assignee" is added in the appropriate alphabetical order as follows:

            ""Eligible Assignee" means any bank or financial institution that, at the time it becomes a party to the Liquidity Asset Purchase Agreement and the Committed Loan Agreement, has a short-term debt rating of at least A-1 by S&P and at least P-1 by Moody's."

            (b) the definition of the term "Indemnitee" is hereby deleted in its entirety and the following is inserted in its place:

            ""Indemnitee" means the Lessor, the Liquidity Agent, each Liquidity Provider, each Conduit, the Receivable Purchaser, each Lender, the Collateral Agent, each Surety Provider and each of their respective successors, assigns, directors, shareholders, partners, members, officers, employees and agents."

            (c)   the definition of the term "Operative
                  Documents" is hereby amended by deleting the word "and" after item (p) thereof, and inserting the following: "(r) each Surety Bond;
                  (s) Assignment of Ground Lease, dated as of June 22, 1998 between Thrifty Payless, Inc. and Lessor; (t) Memorandum of Lease, Leasehold Deed of Trust and Security Agreement, dated as of June 22, 1998 between Lessor and Rite Aid Realty Corp; and (u) Assignment of Lease, made as of June 22, 1998 by Lessor, as Assignor to the Collateral Agent." (d) a new defined term "Surety Bond" is added in the appropriate alphabetical order as follows:

            ""Surety Bond" means each surety bond issued by a Surety Provider for the benefit of a Conduit."

            (e)   a new defined term "Surety Provider" is
                  added in the appropriate alphabetical order as follows:

            ""Surety Provider" means each of Ambac Assurance
            Corporation and any other provider of a Surety Bond for the benefit of a Conduit."

            (f)   the definition of the term "Transaction
                  Expenses" is hereby amended by deleting
                  subsections (b) and (c) thereof in their entirety and inserting in their place the following:

            "(b) the reasonable fees, out-of-pocket expenses and disbursements of any law firm or other external counsel, and (without duplication) the reasonable allocated cost of internal legal services and all disbursements of internal counsel of the Lessor, the Receivable Purchaser, the Collateral Agent, the Conduits, the Liquidity Agent, the Lenders, the Liquidity Providers and the Surety Providers in connection with (1) any amendment, supplement, waiver or consent with respect to any Operative Documents requested or approved by the Lessee and (2) any enforcement of any rights or remedies against the Lessee or the Guarantor or any Affiliate thereof in respect of the Operative Documents;

            (c) any other reasonable fees, out-of-pocket expenses, disbursements or cost of the Lessor, the Receivable Purchaser, the Collateral Agent, the Conduits, the Liquidity Agent, the Lenders, the Liquidity Providers and the Surety Providers related to the Operative Documents or any of the other transaction documents;"

      5. Appendix 2 to the Lease is hereby amended by adding a new section as follows:

            "Surety Fee

            The Lessee shall pay on each Scheduled Payment Date, beginning on July 15, 1998 and ending on the Final Payment Date, the Surety Fee, for the benefit of Ambac Assurance Corporation, at the rate of 0.125% of the aggregate of all Liquidity Commitments (as defined in the Liquidity Asset Purchase Agreement) of all Liquidity Providers."

      6. In connection with the execution and delivery of this Amendment No. 1, the parties hereby acknowledge and agree that
(a) the Maryland Equipment and Systems currently leased under the Lease pursuant to Lease Supplement No. 1 thereto shall be purchased from the Lessor by Sumitomo Bank Leasing and Finance, Inc. and leased to the Lessee pursuant to a Master Lease and Security Agreement between Sumitomo Bank Leasing and Finance, Inc., as lessor and Lessee, dated as of May 30, 1997 and (b) Lease Supplement No. 1 is hereby terminated and of no further force or effect.

      7. Lessee hereby represents and warrants that each of the representations and warranties made in Section 6.2 of the Lease is true and correct on the date hereof with the same force and effect as though made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, and that no Default or Event of Default has occurred and is continuing.

      8. This Amendment No. 1 may be executed in several counterparts, each of which when executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute but one and the same Amendment No. 1.

      9. THIS AMENDMENT NO. 1 SHALL IN ALL RESPECTS BE GOVERNED
BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF
THE STATE OF NEW YORK.

      10. Except as herein provided, all provisions, terms and conditions of the Lease shall remain in full force and effect. As amended hereby, the Lease is ratified and confirmed in all respects.

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            IN WITNESS WHEREOF, the parties hereto have caused
this Amendment No. 1 to be duly executed as of the date first above written.

                              RITE AID REALTY CORP.,
                              as Lessee


                              By:__________________________________
                                 Name:
                                 Title:



                               RAC LEASING LLC, as Lessor

                               By: The Diversified Group Incorporated,
                                   as manager


                               By:__________________________________
                               Name:
                               Title: